Exhibit 10.8

INTERCOMPANY MONITORING AND SERVICE AGREEMENT

THIS INTERCOMPANY MONITORING AND CUSTOMER SERVICES AGREEMENT (this “Agreement”) is made effective as of the 3rd day of July, 2012 (the “Effective Date”), by and between Tyco Integrated Security Canada, Inc. (“Tyco”), and ADT Security Services Canada, Inc. (“ADT”). Tyco and ADT may each be referred to herein individually as a “party” or collectively as the “parties”.

RECITALS

WHEREAS, as part of a plan publicly announced on September 19, 2011 by Tyco International, Ltd. (“TIL”) to separate its business operations to create three separate publicly traded companies (the “Transaction”), the business operations of ADT Security Services Canada, Inc. are being allocated to and distributed between two separate operating companies: ADT, which consists of the Residential and Small Business business operations, assets and liabilities of ADT Security Services Canada, Inc., and Tyco, which consists of the Commercial Security business operations, assets and liabilities of ADT Security Services Canada, Inc., pursuant to a certain Separation and Distribution Agreement to be executed by and between TIL and The ADT Corporation; and

WHEREAS, to effect an orderly transition to the two separate operating companies, the parties desire to enter into this Agreement to provide each other certain Services, as defined herein, in accordance to the terms and conditions of the Agreement, Exhibits and Schedules attached hereto and made part hereof; and

WHEREAS, each party is willing to provide, or to cause to be provided, the Services to the other in accordance to the terms and conditions of the Agreement and attached Exhibits and Schedules;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Services.

1.1 Services to be provided by ADT to Tyco. Services Required by Tyco from ADT and the Terms of Service are set forth at Exhibit 1, including Schedules A-E, attached hereto and incorporated herein by reference.

1.2 Services to be provided by Tyco to ADT. Services Required by ADT from Tyco and the Terms of Service are set forth at Exhibit 2, including Schedules A-E attached hereto and incorporated herein by reference.

2. Terms and Conditions applicable to Tyco and ADT. In addition to the requirements set forth in exhibits attached hereto and incorporated herein, the following terms and conditions apply to each of the parties in their respective role as a service provider (hereinafter, “Provider”) or a service recipient (hereinafter, “Recipient”):

2.1 Services. Provider will provide the Services Required as set forth in Recipient’s Exhibit (“Services”) to Recipient in accordance with: (i) the Terms of Service and service level requirements, as applicable, identified in the Exhibit; (ii) mutually agreed upon alarm monitoring service standard operating procedures (“Monitoring SOP”); (iii) instructions, if any and to the extent permissible under Provider’s Monitoring SOP, provided by Recipient to Provider, or otherwise existing and associated with the alarm monitoring account of Recipient’s end user customer (hereinafter “Subscriber”); (iv) applicable industry standards; and (v) applicable law. With advance notice to Recipient, where practicable, Provider’s obligation to provide Services may be terminated by Provider as to any particular Subscriber or Subscribers, if: (a) Provider’s customer monitoring centre (“CMC”) is substantially damaged by a catastrophic event or otherwise rendered inoperable; or (b) it becomes impractical or impossible for Provider to support technologies or communication facilities required to provide the Services, or to obtain and/or maintain any connections or privileges required to transmit signals between the Subscriber’s System (as “System” is defined at Section 3.3), Provider’s CMC, and/or or the applicable fire or police department or other first responder. Provider will not be liable for any damages or subject to any penalties as a result of any such terminations.

3. Limitation of Liability; Indemnification; Warranties.

3.1 The parties understand and agree that Provider is not an insurer and that insurance, if any, shall be obtained by Recipient and/or Recipient’s Subscribers and that amounts payable to Provider hereunder are based on the value of the services and scope of liability as herein set forth and are unrelated to the value of any Subscriber’s property, any property of others located in or at Subscriber’s premises, or the risk of loss associated with such premises. PROVIDER MAKES NO GUARANTY OR WARRANTY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, THAT THE MONITORING SERVICES SUPPLIED WILL AVERT OR PREVENT OCCURRENCES,

Intercompany Monitoring and Services Agreement (Canada FINAL)

OR THE CONSEQUENCES ARISING THEREFROM, WHICH SUBSCRIBER’S SYSTEM OR PROVIDER’S SERVICE IS INTENDED TO DETECT (such occurrences, including without limitation criminal break-ins, unauthorized intrusions, medical emergency activations or fires, hereinafter collectively referred to as “Detection Events”). Provider does not assume the risk of injury or loss to which Subscribers’ persons or property, or the persons or property of others, may be subject if a Detection Event occurs and the allocation of such risk remains with Subscriber, not Provider. Accordingly, Recipient and/or Recipient’s Subscriber agrees that Provider shall have no liability for loss, damage or injury due directly or indirectly to Detection Events, or the consequences therefrom, and Recipient and/or Recipient’s Subscriber releases and waives for itself and their respective insurers all subrogation and other rights to recover from Provider as a result of paying any claim for loss, damage or injury arising from or due to a Detection Event. If notwithstanding the foregoing, Provider is found liable for loss, damage or injury under any legal theory due to any failure of the Service with respect to a Detection Event, its liability shall be limited to a sum equal to $2,500.00 as agreed upon damages and sole remedy, and not as a penalty. It is mutually acknowledged and agreed this will be the sole remedy because it is impractical and extremely difficult to determine the actual damages, if any, which may result from Provider’s failure to perform any of its obligations under this Agreement and the provisions of this Section 3 shall apply no matter how the loss, damage or injury or other consequence occurs, even if due to Provider’s performance or nonperformance of its obligations under this Agreement or from negligence, active or otherwise, strict liability, violation of any applicable consumer protection law or any other alleged fault on the part of Provider, its agents or employees. If any other person, including Subscriber’s and/or Recipient’s subrogating insurer, makes any claim or files any lawsuit against Provider in any way relating to the Services that are the subject of this Agreement, then Recipient shall indemnify, defend and hold Provider harmless from any and all such claims and lawsuits including the payment of all damages, expenses, costs and reasonable legal fees. No suit or action shall be brought against Provider more than one (1) year after the accrual of the cause of action thereof.

3.2 Mutual Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS) ARISING OUT OF ANY PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT, WHETHER SUCH CLAIM FOR DAMAGES IS BASED ON TORT, STRICT LIABILITY, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF A PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Provider’s maximum liability to the Recipient for direct damages under this Agreement, excluding liability for Detection Events under Section 3.1, shall be the aggregate sum of fees paid to Provider under this Agreement.

3.3 It is further understood that Provider does not own and did not install the electronic equipment (“System(s)”) in the premises of any of Recipient’s Subscribers and is not responsible for the condition and/or functioning of such Systems. Maintenance, repair, service, replacement of or insurance on such Systems is not within Provider’s obligations or responsibility hereunder. Provider shall not be liable for any loss or damage caused by defects or deficiencies in the Subscriber Systems, nor shall Provider incur any liability for any delays in response time or lack of response by police, fire or other authorities, institutions or individuals. Provider shall not be responsible for any fees, charges, or assessments imposed by any government authority or other person in connection with false alarms from any System located at any Subscriber’s premises.

3.4 Other Exclusions. Provider shall not be responsible for any false alarm fines, assessments, taxes, fees or charges relating to the Subscriber Systems and/or Services provided under this Agreement (collectively “Fees”) that are imposed by any governmental body, including, but not limited, to any federal, provincial, county, or municipal government, law enforcement agency or other public safety Authority Having Jurisdiction (“AHJ”), whether charged by the government body directly to Provider, Recipient or to Recipient’s Subscriber. Recipient agrees to indemnify Provider from and/or reimburse Provider for such Fees if assessed against or collected from Provider.

3.5 Warranty; Disclaimer of Warranties. Provider represents and warrants that the Services will be provided in a professional manner, in compliance with applicable law, and in conformity with generally prevailing industry standards. Provider makes no guarantee or warranty that the System monitoring Services cannot be compromised, circumvented or otherwise defeated. THE FOREGOING WARRANTY IS EXCLUSIVE AND IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY ORAL OR WRITTEN REPRESENTATIONS, PROPOSALS OR STATEMENTS MADE ON OR PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT.

3.6 The provisions in this Section 3 shall survive the termination or expiration of this Agreement.

4. Costs, Invoicing, and Payment

4.1 Each Recipient shall pay the Provider for the Services in accordance with the cost reimbursement provisions set forth in the applicable Exhibit.

4.2 Invoicing. (a) Each party as a Provider will invoice the Recipient on an aggregate basis on the fifteenth (15th) of each month for Services provided for the preceding month. Invoices for any partial month of Service will be pro-rated to reflect the number of days for which Service was provided. (b) On a quarterly basis, a Recipient may be entitled to set off as a credit against fees due Provider in an amount equal to the Performance Penalty determined and agreed upon by the parties in accordance with Schedule E of the applicable Exhibit. The Performance Penalty credit shall be reflected in Provider’s invoice for the first month following the quarter for which the Performance Penalty is being assessed.

Intercompany Monitoring and Services Agreement (Canada FINAL)

4.3 Payment. Each party as Recipient will pay Provider within sixty (60) days after receiving Provider’s monthly invoice. The parties shall work in good faith to informally resolve any billing disputes, including disputes relating to a party’s application of Performance Penalty credits as described above. Failing informal resolution, the parties agree to follow the dispute resolution provisions set forth at Section 13. Disputes not raised within six (6) months of the date of the obligation are deemed waived.

5. Term and Termination.

5.1 Term. Unless terminated earlier or extended as provided herein, the term of this Agreement shall commence on the Effective Date and expire September 30, 2014.

5.2 Termination without Cause. Either party as Recipient may terminate any or all Services under this Agreement upon ninety (90) day advance written notice to the other party as Provider. Recipient has the option of reducing allocated FTEs (as defined in the applicable Exhibit) or cancelling service on sixty (60) day advance written notice; provided, however, Recipient will be charged for a period of ninety (90) days from the time of such notice for FTEs allocated at the time of notice in accordance with the Cost Reimbursement provisions of the applicable Exhibit.

5.3 Extension of Term. Either party as Recipient, at its option, may extend the term of this Agreement for any or all Services for a period of up to one (1) year beyond the expiration date set forth herein; provided, however, that Provider’s fees for any extension period will increase as follows: (i) 25% for any extension period up to and including ninety (90) days; and (ii) 50% for any extension period beyond ninety (90) days.

6. Survival. Notwithstanding anything to the contrary herein, the indemnification obligations and the obligations set forth under Sections 3 (Limitation of Liability; Indemnification; Warranty; Disclaimer of Warranties), 7 (Cooperation; Further Assurances), 9 (Compliance with Law), and 10 (Confidential Information) shall survive the termination or expiration of this Agreement.

7. Cooperation; Further Assurances

7.1 Access; Cooperation. Each party shall allow the other, or cause the other to be allowed: (a) access to that party’s facilities for purposes of observing and inspecting the Services being provided, and (b) access to that party’s personnel for purposes of discussing and resolving any issues and concerns relating to the Services. All such access shall be provided upon reasonable advance notice and subject to compliance with that party’s general regulations and conditions for visitors to its facilities.

7.2 Further Assurances. Each party agrees that, after the Effective Date, it will take such actions, provide such information and execute and deliver such further instruments and documents as may be necessary to effectuate the purposes of this Agreement.

8. Representations and Warranties. Each party represents and warrants to the other that:

8.1 It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as contemplated by this Agreement; and

8.2 The execution, delivery and performance of this Agreement will not conflict with or constitute a material breach of any other document, agreement or instrument to which the party is bound.

8.3 The CMC’s to be utilized to provide Services under this Agreement are approved by Underwriter’s Laboratories Canada (“ULC”) under the requirements of ULC Standards for Safety applicable to Central-Station Alarm Services, and maintain current Certificates of Compliance as being Listed for required Certificate Service Categories.

8.4 Provider represents, if performing for Recipient as a Fire Signal Receiving Centre (as defined in CAN/ULC-S561-03), to monitor Subscriber alarm systems for all activities in accordance with ULC Standard CAN/ULC-S561-03 and to keep records of all activity for at least two (2) years.

8.5 Recipient represents, if performing installation, maintenance and inspection services for alarm systems where Provider is performing as a Fire Signal Receiving Centre, to install, maintain and inspect the alarm systems in accordance with ULC Standard CAN/ULC-S561-03 and in accordance with the terms of the maintenance agreement.

8.6 Provider represents, if performing for Recipient as a Signal Receiving Centre (as defined in CAN/ULC-S301-09), to monitor Subscriber alarm systems for all activities in accordance with ULC Standard CAN/ULC-S301-09 and to keep records of all activity for at least two (2) years.

8.7 Recipient represents, if performing installation, maintenance and inspection services for alarm systems where Provider is performing as a Monitoring Station (as defined in CAN/ULC-S301-M88), to install, maintain and inspect the alarm systems in accordance with ULC Standard CAN/ULC-S301-M88 and in accordance with the terms of the maintenance agreement.

Intercompany Monitoring and Services Agreement (Canada FINAL)

9. Compliance with Law. Each Party shall at all times and at its own expense: (i) strictly comply with all applicable laws, rules, regulations and governmental orders, now or hereafter in effect, relating to its performance of this Agreement; (ii) pay all fees and other charges required by such laws, rules, regulations and orders; and (iii) maintain in full force and effect all licenses, permits, authorizations, registrations and qualifications from all applicable governmental departments and agencies to the extent necessary to perform its obligations hereunder.

10. Confidential Information.

10.1 For purposes of this Agreement:

“Confidential Information” means any information disclosed by or on behalf of the Discloser to the Receiver during the term of this Agreement, except information that Receiver can demonstrate:

(a) is or becomes generally available to the public other than as a result of disclosure by the Receiver;

(b) is already known by or in the possession of the Receiver at the time of disclosure by the Discloser as evidenced by written documentation in the Receiver’s possession prior to receipt of the Confidential Information;

(c) is independently developed by the Receiver without use of or reference to the Confidential Information; or

(d) is obtained by the Receiver from a third party that has not breached any obligations of confidentiality.

“Discloser” means the Party disclosing Confidential Information hereunder.

“Receiver” means the Party receiving Confidential Information hereunder.

10.2 (a) The Receiver shall use the Confidential Information only for the purpose of meeting its obligations or exercising its rights under this Agreement, and shall not, without limitation, use the Confidential Information to: (i) compete directly or indirectly with the Discloser; or (ii) interfere with any actual or proposed business of the Discloser.

(b) The Receiver shall not disclose or otherwise make available any of the Confidential Information to anyone, including employees, contractors and representatives, except those employees, contractors and representatives of the Receiver and entities controlled by, controlling or under common control with the Receiver who need to know the Confidential Information for the purpose of meeting Receiver’s obligations under this Agreement or exercising its rights under this Agreement, and who are bound by obligations of non-use and non-disclosure substantially similar to those set forth herein. The Receiver shall be responsible for any use or disclosure of the Confidential Information by such employees, contractors, representatives or commonly controlled entities.

(c) The Receiver shall use its best efforts (but in any event not less than those employed for safeguarding its own proprietary information) to keep the Confidential Information and/or any knowledge which may be imparted through examination thereof or working therewith confidential.

10.3 The Receiver may disclose the Confidential Information to the extent that such disclosure is required by law or court order, provided that the Receiver shall promptly provide to the Discloser written notice prior to such disclosure and shall provide reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure at the Disclosing Party’s sole cost and expense.

10.4 Each Party shall to the extent technologically practicable without unreasonable expense, upon termination or expiration of this Agreement, or at any time upon demand by the other Party, promptly return to the other Party any and all Confidential Information together with any copies or reproductions thereof and destroy all related data in its computer and other electronic files. Upon the return, or destruction, of Confidential Information the Receiver will erase all copies of the Discloser’s Confidential Information from all forms of magnetic and electronic media using a method that ensures that it cannot be recovered; provided, however, that each Party may keep one (1) copy of the Confidential Information with its legal counsel for archive purposes.

10.5 Each Party acknowledges that disclosure of the other Party’s Confidential Information by it or breach of the provisions contained herein may give rise to irreparable injury to the other Party and such breach or disclosure may be inadequately compensable in money damages. Accordingly, each Party may seek injunctive relief against the breach or threatened breach of the foregoing undertakings. Such remedy will not be deemed to be the exclusive remedy for any such breach but will be in addition to all other remedies available at law or in equity.

Intercompany Monitoring and Services Agreement (Canada FINAL)

11. Data Security Requirements.

11.1 Each party shall comply with the data security requirements (the “Data Security Requirements”) attached as Exhibit 3 and incorporated herein.

12. Revised Monitoring SOP

12.1 It is understood and acknowledged that each party in the ordinary course of its respective business operations updates, revises, supplements and amends its standard operating procedures at its CMC on a routine basis (such changes hereafter referred to as “Revised Monitoring SOP”). Each party agrees to notify and consult with the other party regarding any proposed Revised Monitoring SOP with not less than thirty (30) days notice prior to the effective date of such Revised Monitoring SOP in accordance with the procedure set forth at the TSA (defined at Sec. 13.1) Schedule entitled “SOP Web and MOST Support, No. 244 or No. 243, as applicable.

13. Dispute Resolution.

13.1 Dispute Discussion. Any dispute arising under this Agreement shall be considered in person, or by telephone, by the appropriate Vice President of the Provider and Recipient, or any appropriate designees, within ten (10) business days after receipt of a notice from either party specifying the nature of the dispute. Thereafter, if the parties are unable to resolve the dispute within such time period, the parties shall escalate the dispute to the TSA Joint Management Board (“JMB”) established by the parties as part of the Transaction pursuant to the Transition Services Agreement (“TSA”) to be entered into on or about the date hereof between the parties and/or their affiliates concerning certain transitional services to be provided by each party to this Agreement and their affiliates to the other party to this Agreement and/or their affiliates. Thereafter, if the parties remain unable to resolve the dispute within thirty (30) days of initial presentation, the parties may proceed with all remedies available at law or equity.

13.2 Continuity of Services. Each party as Provider acknowledges that the timely and complete performance of its obligations pursuant to this Agreement is critical to the business and operations of the other party as Recipient. Accordingly, in the event of a dispute between the parties, Provider shall continue to perform its obligations under this Agreement in good faith during the resolution of such dispute unless and until this Agreement expires or is terminated in accordance with the provisions hereof.

14. Record Retention; Audit Rights.

Each party as Provider shall maintain accurate and complete records evidencing its compliance with this Agreement and the Services performed hereunder. (“Records”). All Records shall be available for inspection, copying, and audit by the other party or its designee during Provider’s normal business hours upon reasonable notice, for a period of three (3) years after the expiration or termination of this Agreement, for the purpose of verifying Provider’s compliance with the terms hereof and applicable law.

15. Miscellaneous

15.1 Notices. All notices, requests, demands and other communications hereunder, other than customary business exchanges, shall be given in writing and shall be: (a) personally delivered; or (b) sent to the parties at their respective addresses indicated below by a nationally recognized overnight courier service providing for a receipted delivery. The respective addresses to be used for all such notices, demands, or requests are as follows:

If to ADT:

c/o ADT LLC

1501 Yamato Road

East Building

Boca Raton, FL 33431

Attention: Lee Jackson

Telephone: (561) 988-3865

Email: leejackson@adt.com

Intercompany Monitoring and Services Agreement (Canada FINAL)

If to Tyco:

c/o Tyco Integrated Security LLC

West Building

1501 Yamato Road

Boca Raton, FL 33431

Attention: Dan McGrath

Telephone: (561) 988-3642

Email: dmcgrath@tyco.com

If personally delivered, such communication shall be deemed delivered upon actual receipt, if sent by overnight courier, such communication shall be deemed delivered upon receipt or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Either party may change its address for receipt of notice by giving notice thereof to the other party in accordance with this Section 15.1.

15.2 Expenses. Except as otherwise provided hereunder, each party will bear the fees, costs and expenses that are incurred by it in connection with performing its obligations hereunder.

15.3 Entire Agreement. This Agreement, including all exhibits and schedules hereto shall constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and shall supersede any prior understandings, written or oral, relating to the subject matter of this Agreement.

15.4 Assignment; Binding Effect; Severability. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred, or encumbered without the prior written consent of the other party. Notwithstanding the foregoing, either party may, without the consent of the other, cause one or more of its affiliates to carry out all or part of its obligations hereunder; provided, that, the party delegating its obligations shall nevertheless remain liable for all obligations imposed upon it hereunder. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors, legal representatives, and permitted assigns of each party. The provisions of this Agreement are severable, and if any one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use their reasonable best efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

15.5 Law and Forum. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the Province of Ontario, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Any controversies or legal issues arising out of this Agreement and any action involving the enforcement or interpretation of any rights hereunder shall be submitted to the jurisdiction of the applicable court having jurisdiction located in the Metropolitan Municipality of Toronto.

15.6 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.7 SAFETY Act Waiver. Certain of Tyco’s systems and services have received Certification and/or Designation as Qualified Anti-Terrorism Technologies (“QATT”) under the United States Support Anti-terrorism by Fostering Effective Technologies Act of 2002, 6 U.S.C. §§ 441-444 (the “SAFETY Act”). As required under United States 6 C.F.R. 25.4(e), to the maximum extent permitted by law, Tyco and ADT hereby agree to waive their right to make any claims against the other for any losses, including business interruption losses, sustained by either party or their respective employees, resulting from an activity resulting from an “Act of Terrorism” as defined in 6 C.F.R. 25.2, when QATT have been deployed in defense against, response to, or recovery from such Act of Terrorism.

15.8 Electronic Media. Either party may scan, fax, email, image, or otherwise convert this Agreement into an electronic format of any type or form, now known or developed in the future. Any unaltered or unadulterated copy of this Agreement produced from such an electronic format will be legally binding upon the parties and equivalent to the original for all purposes, including litigation. Each party may rely upon the other party’s assent to the terms and conditions of this Agreement when such party has signed this Agreement or demonstrated its intent to be bound whether by electronic signature or otherwise.

15.9 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and faxed and scanned signature pages shall be enforceable and deemed to be duly executed and delivered hereof.

15.10 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person, other than the parties and their respective successors or assigns, any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the parties as partners or as participants in a joint venture. This Agreement shall not provide any third parties with any remedy, claim, liability, reimbursement, cause of action or other right. No third party shall have any right under or granted by this Agreement to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

Intercompany Monitoring and Services Agreement (Canada FINAL)

15.11 Force Majeure. Each party shall be excused from performance hereunder, other than the payment of money for services already rendered, for any period to the extent that it is prevented from performing any service as a result of an act of God, war, civil disturbance, labor dispute or other cause beyond its reasonable control (“Force Majeure”) and such non-performance shall not be a default hereunder. If a Provider party is excused from performance due to a Force Majeure event, the Provider party will use reasonable commercial efforts to provide alternative performance of its obligations; provided, that the Recipient party has consented to such alternative performance, and, if requested by the Recipient party, the Term shall be extended for an equivalent period. If a Recipient party has consented to such alternative performance, the Recipient party shall compensate the Provider party for any incremental reasonable third-party expense associated with such actions.

15.12 Independent Contractor. Each party will be an independent contractor in the performance of its respective obligations hereunder and employees or contractors of each party hereunder shall not be deemed employees of the other.

15.13 Headings. The headings and titles of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by one of its authorized signatories as of the Effected Date set forth on page one.

TYCO INTEGRATED SECURITY CANADA, INC (“Tyco”)		ADT SECURITY SERVICES CANADA, INC. (“ADT”)

By:		By:
	Signature		Signature

	Name Printed		Name Printed

Its:		Its:
	Title		Title

Intercompany Monitoring and Services Agreement (Canada FINAL)